Exhibit 4.8

INTERCREDITOR AGREEMENT

by and among

WELLS FARGO FOOTHILL, LLC

as Senior ABL Agent,

WELLS FARGO FOOTHILL, LLC

as Senior Term Loan Agent,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Junior Agent

Dated as of December 17, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

9.11	Headings	36

9.12	Counterparts	36

9.13	No Third Party Beneficiaries	36

9.14	Provisions Solely to Define Relative Rights	36

9.15	Patriot Act Compliance	37

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INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of December 17, 2009 and entered into by and among WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (“WFF”), in its capacity as United States administrative agent under the Senior ABL Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, “Senior ABL Agent”), WFF, in its capacity as administrative agent under the Senior Term Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, “Senior Term Loan Agent” and, together with Senior ABL Agent, referred to hereinafter each individually as a “Senior Agent” and individually and collectively, as the “Senior Agents”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (“Deutsche Bank”), in its capacity as trustee and collateral agent under the Junior Note Documents (as defined below), (in such capacity, including its successors and assigns in such capacity from time to time, the “Junior Agent”).

RECITALS

A. BUMBLE BEE FOODS, LLC, a Delaware limited liability company (“U.S. Borrower”), CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY, successor by amalgamation with 3231021 Nova Scotia Company, a Nova Scotia unlimited company (“Canadian Borrower”, and together with U.S. Borrower, referred to hereinafter each individually as a “Borrower” and individually and collectively, jointly and severally, as the “Borrowers”), the lenders from time to time parties thereto, Senior ABL Loan Agent, and Wells Fargo Foothill Canada ULC, an Alberta unlimited corporation, in its capacity as Canadian administrative agent for the Canadian Lenders (the “Senior ABL Canadian Agent”), have entered into that certain Senior ABL Credit Agreement, dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Senior ABL Credit Agreement”);

B. Pursuant to (i) that certain General Continuing Guaranty, dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior U.S. ABL Guaranty”), and (ii) those certain Guarantees, each dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time, individually and collectively, the “Senior Canadian ABL Guaranties” and, together with the Senior U.S. ABL Guaranty, individually and collectively, the “Senior ABL Guaranties”), the Guarantors (as defined herein) have guaranteed the Obligations (as defined in the Senior ABL Credit Agreement);

C. The obligations of (i) the Borrowers under the Senior ABL Credit Agreement and (ii) the Guarantors under the Senior ABL Guaranties are secured on a senior priority basis by liens on substantially all of the assets of the Borrowers and the Guarantors, pursuant to the terms of certain of the Senior ABL Loan Documents (as defined below);

D. U.S. Borrower, the lenders from time to time parties thereto, and the Senior Term Loan Agent have entered into that certain Senior Term Loan Credit Agreement, dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Senior Term Loan Credit Agreement” and, together with the Senior ABL Credit Agreement, individually and collectively, the “Senior Credit Agreements”);

E. Pursuant to (i) that certain General Continuing Guaranty, dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior U.S. Term Loan Guaranty”), and (ii) those certain Guarantees, each dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, individually and collectively, the “Senior Canadian Term Loan Guaranties” and, together with the Senior U.S. Term Loan Guaranty, individually and collectively, the “Senior Term Loan Guaranties”; the Senior Term Loan Guaranties, together with the Senior ABL Guaranties, are herein referred to individually and collectively, as the “Senior Guaranties”), the Guarantors (as defined herein) have guaranteed the Obligations (as defined in the Senior Term Loan Credit Agreement);

F. The obligations of (i) U.S. Borrower under the Senior Term Loan Credit Agreement and (ii) the Guarantors under the Senior Term Loan Guaranties are secured on a senior priority basis by liens on substantially all of the assets of the Borrowers and the Guarantors, pursuant to the terms of certain of the Senior Term Loan Documents (as defined below);

G. Borrowers, Bumble Bee Capital Corp., a Delaware corporation, the other Grantors, and Deutsche Bank, in its capacity as trustee and collateral agent for the Junior Claimholders, have entered into that certain Indenture dated as of the date hereof (the “Junior Debt Agreement”) providing for the issuance of notes and the guaranty of the Junior Lien Obligations by such other Grantors;

H. The obligations of the Grantors under the Junior Debt Agreement are secured on a junior priority basis by liens on substantially all of the assets of the Grantors pursuant to the terms of certain of the Junior Note Documents;

I. The Senior Loan Documents and the Junior Note Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters; and

J. Senior ABL Agent, Senior Term Loan Agent, and Junior Agent have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions; Rules of Construction.

1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Adequate Protection” means the granting of additional Liens, replacement Liens, cash payments or any other court ordered charge over any of a Grantor’s property or assets in order to preserve or substitute value where pre-existing security is diminished (i) by the granting of prior ranking charges to secure DIP Financing (as defined in Section 6.2), (ii) by court ordered administration or directors and officers charges, or (iii) by any other means.

“Agent” means each Senior Agent or the Junior Agent as the context requires.

“Agreement” has the meaning set forth in the preamble hereto.

“Bank Product Agreements” means the “Bank Product Agreements” as that term is defined in the Senior ABL Credit Agreement.

“Bank Product Obligations” means the “Bank Product Obligations” as that term is defined in the Senior ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means (i) the Bankruptcy Code, (ii) the BIA, (iii) the CCAA, (iv) the Winding-up and Restructuring Act (Canada) and (v) any other federal, provincial, state, or foreign law for the relief of debtors, each as now or hereafter in effect, or any successor statute.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as now and hereafter in effect, or any successor statute.

“Borrower” and “Borrowers” have the respective meanings set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks in New York City or Los Angeles, California are authorized or required by law to close.

“Canadian Borrower” has the meaning set forth in the recitals to this Agreement.

“Canadian Dollars” or “C$” means Canadian dollars.

“Cash Collateral” has the meaning set forth in Section 6.2.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as now and hereafter in effect, and any successor statute.

“Claimholders” means Senior Claimholders and Junior Claimholders.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting Senior Collateral or Junior Collateral.

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Default Disposition” has the meaning set forth in Section 5.1(d).

“DIP Financing” has the meaning set forth in Section 6.2.

“Discharge of Junior Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5, the payment in full in cash of the Junior Lien Obligations (other than unasserted contingent indemnification obligations) and the termination or expiration of all commitments, if any, to extend credit that would constitute Junior Lien Obligations.

“Discharge of Senior Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) payment in full in cash of the Senior Lien Obligations (other than (i) outstanding Letters of Credit and Bank Product Obligations which are not then due and payable, and (ii) contingent obligations or contingent indemnification obligations except as provided in clause (d) below);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute Senior Lien Obligations;

(c) termination or cash collateralization (in an amount and in the manner required by the Senior Credit Agreements) of all outstanding Letters of Credit and all Bank Product Obligations; and

(d) cash collateralization (or support by a letter of credit) for any costs, expenses and contingent indemnification obligations consisting of Senior Lien Obligations not yet due and payable but with respect to which a claim has been asserted in writing under any Senior Loan Documents (in an amount and manner reasonably satisfactory to the Senior Agents).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition (including any sale and leaseback transaction) of any property by any person (or the granting of any option or other right to do any of the foregoing).

“Dollars” or “$” means United States dollars.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any enforcement or foreclosure proceedings, the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC or the PPSA, or any diligently pursued in good faith attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor under the Senior Loan Documents or the Junior Note Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or proceeds of Collateral), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, all or a material portion of the Collateral, (f) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the Senior Loan Documents, the Junior Note Documents, under applicable law of any jurisdiction, in equity, in an Insolvency Proceeding, or otherwise, or (g) the pursuit of Default Dispositions relative to all or a material portion of the Collateral.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Grantors” means Borrowers and the Guarantors, and each other person that may from time to time execute and deliver a Senior ABL Collateral Document, a Senior Term Loan Collateral Document, or a Junior Collateral Document as a “debtor,” “grantor,” “guarantor” or “pledgor” (or the equivalent thereof).

“Guarantor” and “Guarantors” means the “Guarantor” and “Guarantors” as such terms are defined in the Senior ABL Credit Agreement.

“Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of Senior ABL Credit Agreement or the Senior Term Loan Credit Agreement.

“Insolvency Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor;

(b) any filing under the BIA of a notice of intention to make a proposal or a proposal is made under the BIA;

(c) any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, interim receivership, liquidation or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(d) any liquidation, dissolution, or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(e) any assignment for the general benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Junior Agent” has the meaning set forth in the preamble to this Agreement.

“Junior Canadian Guaranties” has the meaning set forth in the recitals to this Agreement.

“Junior Claimholders” means, at any relevant time, the holders of Junior Lien Obligations at that time, including Junior Creditors and Junior Agent.

“Junior Collateral” means all of the assets and property of any Grantor, whether real, personal, or mixed, with respect to which a consensual Lien is granted as security for any Junior Lien Obligation.

“Junior Collateral Documents” means the Junior Security Agreement, the Junior Mortgages, and any other agreement, document, or instrument (other than this Agreement) pursuant to which a Lien is granted securing any Junior Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Junior Creditors” means the “Holders”, including Holders of Permitted Additional Pari Passu Obligations (as such terms are defined in the Junior Debt Agreement).

“Junior Debt Agreement” has the meaning set forth in the recitals to this Agreement.

“Junior Default” means any “Event of Default”, as such term is defined in any Junior Note Document.

“Junior Lien Obligations” means all obligations and all amounts owing, due, or secured under the terms of the Junior Debt Agreement and any Permitted Additional Pari Passu Obligations (as defined in the Junior Debt Agreement (as in effect on the date hereof)) or any other Junior Note Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Junior Note Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Junior Note Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Junior Mortgages” means each mortgage, deed of trust, and any other document or instrument (other than this Agreement) under which any Lien on real property owned or leased by any Grantor is granted to secure any Junior Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Junior Note Documents” means the Junior Collateral Documents, the Junior Debt Agreement, the Junior Mortgages, the Junior Notes, documents relating to the Permitted Additional Pari Passu Obligations and each of the other Security Documents (as such terms are defined in the Junior Debt Agreement).

“Junior Notes” means the 7.75% Senior Secured Notes due December 15, 2015 issued pursuant to the Junior Debt Agreement.

“Junior Security Agreement” means the Security Agreement (as such term is defined in the Junior Debt Agreement).

“Letters of Credit” means the “Letters of Credit,” as that term is defined in the Senior ABL Credit Agreement.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge, deposit arrangement, easement, encumbrance or other security arrangement, or any other preference, priority or preferential arrangement of any kind or nature whatsoever, any conditional sale contract or other title retention agreement, or the interest of a lessor under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Section 2 (including the Lien priorities of Section 2.1), the provisions of Section 4, or the provisions of Section 6, unless such Plan of Reorganization has been accepted by the voluntary required vote of each class of Senior Claimholders for such class to have approved such Plan of Reorganization.

“Parent” means Connors Bros. Holdings, L.P., a Delaware limited partnership.

“person” or “Person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority, or other entity.

“Plan of Reorganization” means any plan or reorganization, plan of compromise, plan of liquidation, agreement for composition, plan of arrangement, proposal under the BIA or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“PPSA” means the Personal Property Security Act (Ontario), or the Personal Property Security Act of any province to which relevant property is subject, or any other applicable federal or provincial statute (including the Civil Code of Quebec) pertaining to the granting, perfecting, priority or ranking of Liens or personal property, and any successor statues, together with any regulations thereunder in each case as in effect from time to time.

“Recovery” has the meaning set forth in Section 6.8.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Senior ABL Canadian Agent” has the meaning set forth in the recitals to this Agreement.

“Senior ABL Claimholders” means, at any relevant time, the Senior ABL Agent, Senior ABL Canadian Agent, and the holders of Senior ABL Obligations at that time, including Senior ABL Lenders.

“Senior ABL Collateral Documents” means the Security Agreement (as defined in the Senior ABL Credit Agreement), the Canadian Security Documents (as defined in the Senior ABL Credit Agreement), the Senior ABL Mortgages, and any other agreement, document, or instrument (other than this Agreement) pursuant to which a Lien is granted securing any Senior ABL Obligation or under which rights or remedies with respect to such Liens are governed.

“Senior ABL Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior ABL Default” means any “Event of Default”, as such term is defined in any Senior ABL Loan Document.

“Senior ABL Guaranties” has the meaning set forth in the recitals to this Agreement.

“Senior ABL Lenders” means the “Lenders” as defined in the Senior ABL Credit Agreement (as in effect on the date hereof).

“Senior ABL Loan Documents” means the Senior ABL Collateral Documents, the Senior ABL Credit Agreement, the Senior ABL Guaranties, and each of the other Loan Documents (as defined in the Senior ABL Credit Agreement).

“Senior ABL Mortgages” means each mortgage, deed of trust, and other document or instrument (other than this Agreement) under which any Lien on real property owned or leased by any Grantor is granted to secure any Senior ABL Obligations or under which rights or remedies with respect to any such Liens are governed.

“Senior ABL Obligations” means all Obligations (as such term is defined in the Senior ABL Credit Agreement) and all other amounts owing, due, or secured under the terms of the Senior ABL Credit Agreement or any other Senior ABL Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, obligations to post cash collateral in respect of Letters of Credit or Bank Product Obligations or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any Senior ABL Loan Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Senior ABL Loan Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Senior Agent” and “Senior Agents” have the respective meanings set forth in the preamble to this Agreement.

“Senior Canadian ABL Guaranties” has the meaning set forth in the recitals to this Agreement.

“Senior Canadian Term Loan Guaranties” has the meaning set forth in the recitals to this Agreement.

“Senior Claimholders” means the Senior ABL Claimholders and the Senior Term Loan Claimholders.

“Senior Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a consensual Lien is granted as security for any Senior Lien Obligation.

“Senior Collateral Documents” means the Senior ABL Collateral Documents and the Senior Term Loan Collateral Documents.

“Senior Credit Agreements” has the meaning set forth in the recitals to this Agreement.

“Senior Default” means a Senior ABL Default or a Senior Term Loan Default.

“Senior Guaranties” has the meaning set forth in the recitals to this Agreement, but shall also include each other guaranty made by any other guarantor in favor of any Senior Agent.

“Senior Lenders” means the Senior ABL Lenders and the Senior Term Loan Lenders.

“Senior Lien Obligations” means the Senior ABL Obligations and the Senior Term Loan Obligations.

“Senior Lien Obligations Cap” means the result of (a) (i) $42,750,000, minus (ii) any amount used to permanently repay the outstanding principal balance of the Senior Term Loan Obligations (other than payments of such term loan obligations in connection with a Refinancing thereof) plus (b) the greater of (i) $235,000,000 and (ii) the sum of 85% of the net book value of the accounts receivable of the Grantors plus 65% of the net book value of the inventory of the Grantors (it being understood that the Senior Lien Obligations Cap shall not be applicable with respect to any Senior Lien Obligations that consist of Bank Products Obligations under the Senior ABL Credit Agreement or any interest, fees, expenses, indemnification obligations or other Senior Lien Obligations that do not constitute principal).

“Senior Loan Documents” means the Senior ABL Loan Documents and the Senior Term Loan Documents.

“Senior Mortgages” means the Senior ABL Mortgages and the Senior Term Loan Mortgages.

“Senior Term Loan Claimholders” means, at any relevant time, the Senior Term Loan Agent and the holders of Senior Term Loan Obligations at that time, including Senior Term Loan Lenders.

“Senior Term Loan Collateral Documents” means the Security Agreement (as defined in the Senior Term Loan Credit Agreement), the Canadian Security Documents (as defined in the Senior Term Loan Credit Agreement), the Senior Term Loan Mortgages, and any other agreement, document, or instrument (other than this Agreement) pursuant to which a Lien is granted securing any Senior Term Loan Obligation or under which rights or remedies with respect to such Liens are governed.

“Senior Term Loan Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Term Loan Default” means any “Event of Default”, as such term is defined in any Senior Term Loan Document.

“Senior Term Loan Documents” means the Senior Term Loan Collateral Documents, the Senior Term Loan Credit Agreement, the Senior Term Loan Guaranties, and each of the other Loan Documents (as defined in the Senior Term Loan Credit Agreement).

“Senior Term Loan Guaranties” has the meaning set forth in the recitals to this Agreement.

“Senior Term Loan Lenders” means the “Lenders” as defined in the Senior Term Loan Credit Agreement.

“Senior Term Loan Mortgages” means each mortgage, deed of trust, and other document or instrument (other than this Agreement) under which any Lien on real property owned or leased by any Grantor is granted to secure any Senior Term Loan Obligations or under which rights or remedies with respect to any such Liens are governed.

“Senior Term Loan Obligations” means all Obligations (as such term is defined in the Senior Term Loan Credit Agreement) and all other amounts owing, due, or secured under the terms of the Senior Term Loan Credit Agreement or any other Senior Term Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Senior Term Loan Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Senior Term Loan Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Senior U.S. ABL Guaranty” has the meaning set forth in the recitals to this Agreement.

“Senior U.S. Term Loan Guaranty” has the meaning set forth in the recitals to this Agreement.

“Significant Grantor” means Parent, either Borrower, and each other Grantor that would constitute a “Significant Subsidiary” (as such term is defined under Regulation S-X promulgated under the Securities Act (except that each reference to 10 percent in such definition shall be deemed to be a reference to 25 percent for all purposes under this Agreement)) of Parent.

“Standstill Event” means any of the following events (a) the acceleration of the Senior ABL Obligations and the Senior Term Loan Obligations, (b) the acceleration of all of the Junior Lien Obligations evidenced by the Junior Notes, (c) the acceleration of other Junior Lien Obligations (other than Junior Lien Obligations evidenced by the Junior Notes issued on the date of the Junior Debt Agreement (and any registered exchange notes issued in exchange therefor)) in an aggregate principal amount of at least $100,000,000, or (d) the commencement of one or more Insolvency Proceedings with respect to any Significant Grantor.

“Standstill Notice” means a written notice from Junior Agent to each Senior Agent stating that a Standstill Event has occurred is continuing.

“Standstill Period” means the period of one hundred eighty (180) days commencing on the date on which each Senior Agent receives the applicable Standstill Notice.

“Subsidiary” of a person means a corporation, partnership, limited liability company, or other entity in which that person directly or indirectly owns or controls the shares of capital stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Borrower” has the meaning set forth in the recitals to this Agreement.

1.2 Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Any term used in this Agreement and not defined in this Agreement shall have the meaning set forth in either the Senior ABL Credit Agreement or the Senior Term Loan Credit Agreement, as applicable. Unless the context requires otherwise:

(a) except as otherwise provided herein, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, supplemented, modified, renewed, extended, Refinanced, refunded, or replaced;

(b) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, supplement, modification, or Refinance after the date hereof;

(c) any definition of or reference to the Senior Lien Obligations or the Junior Lien Obligations herein shall be construed as referring to the Senior Lien Obligations or the Junior Lien Obligations (as applicable) as from time to time amended, restated, supplemented, modified, renewed, extended, Refinanced, refunded, or replaced;

(d) any reference herein to any person shall be construed to include such person’s successors and assigns;

(e) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(f) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection, enforcement, execution, delivery, registration (to the extent registration is required) or crystallization of any Liens securing the Junior Lien Obligations granted with respect to the Collateral (including, in each case, irrespective of whether any such Lien is granted (or secures Junior Lien Obligations relating to the period) before or after the commencement of any Insolvency Proceeding) or of any Liens securing the Senior Lien Obligations granted with respect to the Collateral (including, in each case, irrespective of whether any such Lien is granted (or secures Senior Lien Obligations relating to the period) before or after the commencement of any Insolvency Proceeding) and notwithstanding any contrary provision of the UCC or the PPSA or any other applicable law or the Junior Note Documents or any defect or deficiencies in, or failure to attach or perfect, the Liens securing the Senior Lien Obligations, or any other circumstance whatsoever, Senior ABL Agent, Senior Term Loan Agent, and Junior Agent hereby agree that:

(a) any Lien with respect to the Collateral securing any Senior Lien Obligations now or hereafter held by or on behalf of, or created for the benefit of, any Senior Agent or any Senior Claimholders or any agent or trustee therefore shall be senior in all respects and prior to any Lien with respect to the Collateral securing any Junior Lien Obligations; and

(b) any Lien with respect to the Collateral securing any Junior Lien Obligations now or hereafter held by or on behalf of, or created for the benefit of, Junior Agent, any Junior Claimholders or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens with respect to the Collateral securing any Senior Lien Obligations;

All Liens with respect to the Collateral securing any Senior Lien Obligations shall be and remain senior in all respects and prior to all Liens with respect to the Collateral securing any Junior Lien Obligations, for all purposes, whether or not such Liens securing any Senior Lien Obligations are subordinated to any Lien securing any other obligation of any Grantor or any other person (but only to the extent that such subordination is permitted pursuant to the terms of each of the Senior Credit Agreements and the Junior Debt Agreement, or as contemplated in Section 6.2).

2.2 Prohibition on Contesting Liens. Each of Junior Agent, for itself and on behalf of each Junior Claimholder, Senior ABL Agent, for itself and on behalf of each Senior ABL Claimholder, and Senior Term Loan Agent, for itself and on behalf of each Senior Term Loan Claimholder, agrees that it will not (and hereby waives any right to), directly or indirectly, contest, or support any other person in contesting, in any proceeding (including any Insolvency Proceeding), the attachment, perfection, priority, validity, or enforceability of a Lien held by or on behalf of any Senior Claimholders in the Senior Collateral or by or on behalf of any Junior Claimholders in the Junior Collateral (including the allowability or priority of the Senior Lien Obligations or the Junior Lien Obligations, as applicable, in any Insolvency Proceeding), as the case may be, or the provisions of this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Agent, any Senior Claimholder, Junior Agent, or any Junior Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Senior Lien Obligations as provided in Sections 2.1 and 3.

2.3 New Liens. So long as the Discharge of Senior Lien Obligations has not occurred, and so long as no Insolvency Proceeding has been commenced by or against any Grantor, the parties hereto agree that no Grantor shall:

(a) grant any additional Liens on any asset (that does not otherwise constitute Senior Collateral) to secure any Junior Lien Obligation unless such Grantor (i) offers to grant a Lien on such asset to each of the Senior Agents to secure the Senior Lien Obligations and (ii) uses its commercially reasonable efforts to grant a Lien on such asset to each Senior Agent to secure the Senior Lien Obligations prior to the time of the grant of a Lien thereon in favor of Junior Agent; or

(b) grant any additional Liens on any asset (that does not otherwise constitute Junior Collateral) to secure any Senior Lien Obligations unless such Grantor (i) offers to grant a Lien on such asset to the Junior Agent to secure the Junior Lien Obligations and (ii) uses its commercially reasonable efforts to grant a Lien on such asset to the Junior Agent to secure the Junior Lien Obligations immediately following the time of the grant of Liens thereon in favor of each Senior Agent; provided that the foregoing shall not apply to Collateral that is specifically excluded from the Junior Collateral Documents with respect to such Junior Lien Obligations.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to each Senior Agent or the Senior Claimholders, Junior Agent, on behalf Junior Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the Senior Collateral and the Junior Collateral be identical, except as set forth in the proviso to Section 2.3(b). In furtherance of the foregoing and of Section 9.8, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by any Senior Agent or Junior Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Senior Collateral and the Junior Collateral and the steps taken or to be taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Senior Loan Documents and the Junior Note Documents;

(b) that the Senior Collateral Documents and Junior Collateral Documents and guarantees for the Senior Lien Obligations and the Junior Lien Obligations, shall be in all material respects the same forms of documents other than with respect to (i) the first lien, second lien and third lien nature thereof and (ii) the specific exclusion from the Junior Collateral Documents pursuant to the proviso in Section 2.3(b); and

(c) upon request by a Grantor after the Discharge of the Senior Lien Obligations, each Senior Agent will provide written notice thereof to each Cash Management Bank (as such term is defined in the Senior ABL Credit Agreement).

The foregoing to the contrary notwithstanding, it is understood by each of the parties that to the extent that any Senior Agent or Junior Agent obtains a Lien in an asset (of a type that is not included in the types of assets included in the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or lien separate from the Senior Loan Documents or Junior Note Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to this Agreement elects in writing not to obtain after receiving prior written notice thereof in accordance with the provisions of Section 2.3, the Collateral securing the Senior Lien Obligations and the Junior Lien Obligations will not be identical, and the provisions of the documents, agreements and instruments evidencing such Liens also will not be substantively similar, and any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom are hereby expressly permitted by this Agreement.

SECTION 3. Exercise of Remedies.

3.1 Standstill. Until the Discharge of Senior Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Junior Agent and Junior Claimholders:

(a) will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including any Exercise of Secured Creditor Remedies with respect to any

Collateral); provided, however, that if a Standstill Event has occurred and is continuing, Junior Agent may Exercise any Secured Creditor Remedies after the passage of the applicable Standstill Period (it being understood that if at any time after the delivery of a Standstill Notice that commences a Standstill Period, no Standstill Event is continuing, Junior Agent may not Exercise any Secured Creditor Remedies until the passage of a new Standstill Period commenced by a new Standstill Notice relative to the occurrence of a new Standstill Event that had not occurred as of the date of the delivery of the earlier Standstill Notice); provided further, however, that in no event shall Junior Agent or any Junior Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, any Senior Agent or Senior Claimholders shall have commenced prior to the expiration of the Standstill Period (or thereafter but prior to the commencement of any Exercise of Secured Creditor Remedies by Junior Agent with respect to all or any material portion of the Collateral) and be diligently pursuing in good faith the Exercise of Secured Creditor Remedies with respect to all or any material portion of the Collateral and shall have given written notice of the same to the Junior Agent (it being acknowledged and agreed that Junior Agent shall only be obligated to send a Standstill Notice to the Senior Agents following the receipt by the Junior Agent of a written direction from the Required Secured Debtholders (as such term is defined in the Junior Security Agreement) to take such action);

(b) will not directly or indirectly contest, protest, or object to or hinder any Exercise of Secured Creditor Remedies by any Senior Agent or any Senior Claimholder and has no right to direct any Senior Agent to Exercise any Secured Creditor Remedies or take any other action under the Senior Loan Documents;

(c) will not object to (and waive any and all claims with respect to) the forbearance by any Senior Agent or Senior Claimholders from Exercising any Secured Creditor Remedies;

(d) except as may be permitted in Section 3.3, irrevocably, absolutely, and unconditionally waive any and all rights Junior Agent or Junior Claimholders may have as a junior lien creditor to object (and seek or be awarded any relief of any nature whatsoever based on any such objection) to the manner in which any Senior Agent or Senior Claimholders (A) enforce or collect (or attempt to collect) the Senior Lien Obligations from the Collateral or any proceeds thereof or (B) realize or seek to realize upon or otherwise enforce the Liens in and to the Senior Collateral securing the Senior Lien Obligations, regardless of whether any action or failure to act by or on behalf of any Senior Agent or Senior Claimholders is adverse to the interest of Junior Agent or Junior Claimholders. Without limiting the generality of the foregoing, to the maximum extent permitted by law, Junior Claimholders shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior or subsequent to any disposition of any of the Senior Collateral, on the ground(s) that any such disposition of Senior Collateral (x) would not be or was not “commercially reasonable” within the meaning of any applicable UCC or other applicable law, or (y) would not or did not comply with any other applicable requirement under any applicable UCC, under the PPSA, or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral; and

(e) acknowledge and agree that no covenant, agreement or restriction contained in the Junior Note Documents shall be deemed to restrict in any way the rights and remedies of any Senior Agent or Senior Claimholders with respect to the Senior Collateral as set forth in this Agreement and the Senior Loan Documents.

3.2 Exclusive Enforcement Rights. Until the Discharge of Senior Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, but subject to the first proviso to Section 3.1(a), each Senior Agent and Senior Claimholders shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Collateral without any consultation with or the consent of Junior Agent or any Junior Claimholder. In connection with any Exercise of Secured Creditor Remedies, any Senior Agent and Senior Claimholders may enforce the provisions of the Senior Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under applicable law.

3.3 Junior Permitted Actions. Anything to the contrary in this Agreement notwithstanding, Junior Agent and any Junior Claimholder may:

(a) if an Insolvency Proceeding has been commenced by or against any Grantor, file a claim, proof of claim or statement of interest with respect to the Junior Lien Obligations;

(b) take any action (not adverse to the priority status of the Liens on the Collateral securing the Senior Lien Obligations, or the rights of any Senior Agent or any Senior Claimholders to Exercise any Secured Creditor Remedies, in each case, as otherwise set forth herein) in order to create, register, file, protect or preserve (to the extent such action does not constitute the Exercise of Secured Creditor Remedies), its Lien in and to the Collateral; provided that no such action is, or could reasonably be expected to be, inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 5.1;

(c) file any necessary responsive or defensive pleadings or appeal in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of Junior Claimholders or any disallowance of such claims, including any claims secured by the Collateral, if any;

(d) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with, the terms of this Agreement, with respect to the Junior Lien Obligations and the Collateral. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and, accordingly, a violation of the terms of this Agreement, and each Senior Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn; and

(e) Exercise any Secured Creditor Remedies after the termination of the Standstill Period if and to the extent specifically permitted by Section 3.1(a).

3.4 [intentionally omitted]

3.5 Non-Interference. Subject to Sections 3.1(a), 3.3, 3.6, and 6.5(b), Junior Agent, for itself and on behalf of Junior Claimholders, hereby:

(i) agrees that Junior Agent and Junior Claimholders will not take any action that would restrain, hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by any Senior Agent or any Senior Claimholder with respect to Senior Lien Obligations, or that is otherwise prohibited hereunder, including any Disposition of the Collateral, whether by enforcement, foreclosure or otherwise;

(ii) waives any and all rights it or Junior Claimholders may have as a secured creditor or otherwise to object to the manner in which any Senior Agent or Senior Claimholders seek to enforce or collect the Senior Lien Obligations from the Collateral or proceeds thereof or the Liens securing the Senior Lien Obligations granted in any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Agent or Senior Claimholders is adverse to the interest of Junior Claimholders; and

(iii) acknowledges and agrees that no covenant, agreement or restriction contained in the Junior Collateral Documents or any other Junior Note Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any Senior Agent or Senior Claimholders with respect to the Collateral as set forth in this Agreement and the Senior Loan Documents.

3.6 Unsecured Creditor Remedies. Except as set forth in Sections 3.1, 3.5, and 6, Junior Agent and Junior Claimholders may exercise rights and remedies as unsecured creditors against any Grantor in accordance with the terms of the Junior Note Documents and applicable law; provided, however, that in the event that any Junior Claimholder becomes a judgment creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Junior Lien Obligations. Nothing in this Agreement is intended to prohibit the receipt by the Junior Agent and Junior Claimholders of the required payments of principal, premium, interest, fees and other amounts due under the Junior Note Documents so long as such receipt is not the direct or indirect result of (a) the Exercise of Secured Creditor Remedies with respect to the Collateral by Junior Agent or any Junior Claimholder or the application of the proceeds thereof in contravention of this Agreement or (b) Junior Agent’s or any Junior Claimholder’s collusion with any Grantor in violating the rights of any Senior Agent or any Senior Claimholder (within the meaning of Section 9-332 of the UCC).

SECTION 4. Proceeds.

4.1 Application of Proceeds. Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Collateral or proceeds thereof received in connection with any Exercise of Secured Creditor Remedies shall (at such time as such Collateral or proceeds has been monetized) be applied: (a) first, to the payment in full in cash of costs and expenses of each Senior Agent in connection with such Exercise of Secured Creditor Remedies, (b) second, to the payment in full in cash or cash collateralization of the Senior Lien Obligations in accordance with the Senior Loan Documents, (c) third, to the payment in full in cash of costs and expenses of Junior Agent in connection with such Exercise of Secured Creditor Remedies (to the extent Junior Agent’s Exercise of Secured Creditor Remedies was permitted hereunder), (d) fourth, to the payment in full in cash of the Junior Lien Obligations in accordance with the Junior Note Documents, and (d) fifth, to the applicable Grantor, such other person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct. If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, then such non- cash proceeds shall be held by the Agent that conducted the Exercise of Secured Creditor Remedies as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

4.2 Turnover. Unless and until the Discharge of Senior Lien Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 or the proviso in Section 3.6) received by Junior Agent or any Junior Claimholder (a) in connection with the Exercise of Secured Creditor Remedies with respect to the Collateral by Junior Agent or any Junior Claimholder, or (b) as a result of Junior Agent’s or any Junior Claimholder’s collusion with any Grantor in violating the rights of any Senior Agent or any Junior Claimholder (within the meaning of Section 9-332 of the UCC), shall be segregated and held in trust and forthwith paid over to Senior Agents for the benefit of Senior Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Any Senior Agent is hereby authorized to make any such endorsements as agent for Junior Agent or any such Junior Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Senior Lien Obligations.

4.3 No Subordination of the Relative Priority of Claims. Anything to the contrary contained herein notwithstanding, the subordination of the Liens of Junior Claimholders to the Liens of Senior Claimholders in respect of the Senior Lien Obligations as set forth herein is with respect to the priority of the respective Liens held by or on behalf of them only and shall not constitute a subordination of the Junior Lien Obligations to the Senior Lien Obligations.

4.4 Revolving Nature of Senior ABL Obligations. The Senior ABL Agent, on behalf of the Senior ABL Claimholders, the Senior Term Loan Agent, on behalf of the Senior Term Loan Claimholders, and the Junior Agent, on behalf of the Junior Claimholders, each acknowledges and agrees that the Senior ABL Credit Agreement includes a revolving commitment and that the amount of the Senior ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed.

SECTION 5. Releases; Dispositions; Other Agreements.

5.1 Releases.

(a) Until the Discharge of Senior Lien Obligations occurs, subject to Section 3.1, each Senior Agent shall have the exclusive right to make determinations regarding the release or Disposition of any Collateral pursuant to the terms of the Senior Loan Documents or in accordance with the provisions of this Agreement, in each case without any consultation with, consent of, or notice to Junior Agent or any Junior Claimholder.

(b) If, in connection with the Exercise of Secured Creditor Remedies by any Senior Agent as provided for in Section 3 (with the proceeds thereof being applied in accordance with Section 4.1), such Senior Agent releases any of its Liens on any part of the Collateral or releases any Grantor from its obligations in respect of the Senior Lien Obligations, then the Liens, of Junior Agent on such Collateral, and the obligations of such Grantor in respect of the Junior Lien Obligations, shall be automatically, unconditionally, and simultaneously released; provided that the net cash proceeds of such Collateral are applied in accordance with Section 4.1. Junior Agent, for itself or on behalf of any such Junior Claimholders, promptly shall execute and deliver to any Senior Agent such termination or amendment statements, releases, and other documents as such Senior Agent may request to effectively confirm such release.

(c) If, in connection with any Disposition of any Collateral that is permitted under the terms of the Senior Loan Documents and the Junior Note Documents, any Senior Agent releases any of its Liens on the portion of the Collateral that is the subject of such Disposition, or releases any Grantor from its obligations in respect of the Senior Lien Obligations (if such Grantor is the subject of such Disposition), in each case other than (i) in connection with the Discharge of Senior Lien Obligations, or (ii) after the occurrence and during the continuance of any Junior Default, then the Liens of Junior Agent on such Collateral, and the obligations of such Grantor in respect of the Junior Lien Obligations, shall be automatically, unconditionally, and simultaneously released. Junior Agent, for itself or on behalf of any such Junior Claimholders, promptly shall execute and deliver to any Senior Agent such termination or amendment statements, releases, and other documents as such Senior Agent, prior to such Disposition, may request in writing to effectively confirm such release.

(d) In the event of any private or public Disposition of all or any material portion of the Collateral by one or more Grantors to a Person that is not an Affiliate of a Grantor with the consent of each Senior Agent after the occurrence and during the continuance of a Senior Default (and prior to the Discharge of Senior Lien Obligations), which Disposition is conducted by such Grantors with the consent of each Senior Agent in connection with good faith efforts by the Senior Agents to collect the Senior Lien Obligations through the Disposition of Collateral (any such Disposition, a “Default Disposition”), then the Liens of Junior Agent on such Collateral shall be automatically, unconditionally, and simultaneously released (and, if the Default Disposition includes equity interests in any Grantor, Junior Agent further agrees to release those persons whose equity interests are Disposed of from all of their obligations under the Junior Note Documents so long as, after giving effect to such release, at least one Grantor remains a party to the Junior Debt Agreement as an issuer thereunder); provided that (i) each Senior Agent also releases its Liens on such Collateral (and, if the Default Disposition includes equity interests in any Grantor, each Senior Agent is also releasing those persons whose equity interests are Disposed of from all of their obligations under the Senior Loan Documents), and (ii) the net cash proceeds of any such Default Disposition are applied in accordance with Section 4.1.

(e) Until the Discharge of Senior Lien Obligations occurs, Junior Agent, for itself and on behalf of Junior Claimholders, hereby irrevocably constitutes and appoints each Senior Agent and any officer or agent of any Senior Agent, with full power of substitution, as its true and lawful attorney in fact, coupled with an interest, with full irrevocable power and authority in the place and stead of Junior Agent or such holder or in such Senior Agent’s own name, from time to time in such Senior Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(f) Until the Discharge of Senior Lien Obligations occurs, to the extent that any Senior Agent or Senior Claimholders (i) have released any Lien on Collateral or any Grantor with respect to the Senior Lien Obligations, and any such Liens or obligations are later reinstated, or (ii) obtain any new Liens from any Grantor or obtain a guaranty from any Grantor of the Senior Lien Obligations, then Junior Agent, for itself and for Junior Claimholders, shall be entitled to obtain (and each of the Grantors by their acknowledgement to this Agreement agrees to create and otherwise provide) a Lien on any such Collateral, subject to the terms (including the lien subordination provisions) of this Agreement, and a guaranty from such Grantor, as the case may be.

5.2 Insurance. Unless and until the Discharge of Senior Lien Obligations has occurred:

(a) (i) Each Senior Agent and Senior Claimholders shall have the sole and exclusive right, subject to the rights of Grantors under the Senior Loan Documents, to adjust and settle any claim under any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) shall be paid, subject to the rights of Grantors under the Senior Loan Documents and the Junior Note Documents, first to Senior Claimholders and Junior Claimholders in accordance with the priorities set forth in Section 4.1, until paid in full in cash, and second, to the owner of the subject property, such other person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct; and

(b) if Junior Agent or any Junior Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 5.2, it shall pay such proceeds over to Senior Agents in accordance with the terms of Section 4.2.

5.3 Amendments; Refinancings; Legend.

(a) The Senior Loan Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the Senior Lien Obligations may be Refinanced, in each case without notice to, or the consent of, Junior Agent or Junior Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt shall bind themselves (in a writing addressed and delivered to Junior Agent for the benefit of itself and the Junior Claimholders substantially in the form of Exhibit A hereto) to the terms of this Agreement; provided further, however, that any such amendment, supplement, modification, or Refinancing shall not, without the prior written consent of Junior Agent (which it shall be authorized to consent to based upon an affirmative vote of Junior Claimholders holding a majority of the debt under the Junior Lien Debt Agreement):

(i) contravene the provisions of this Agreement; or

(ii) except in connection with a DIP Financing, increase the outstanding principal amount of the Senior Lien Obligations to an amount that would exceed the Senior Lien Obligations Cap.

(b) The Junior Note Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the Junior Lien Obligations may be Refinanced, in each case without notice to, or the consent of, any Senior Agent or Senior Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing debt to the extent such Refinancing debt is secured, shall bind themselves (in a writing addressed and delivered to (i) Senior ABL Agent for the benefit of itself and the Senior ABL Claimholders and (ii) Senior Term Loan Agent for the benefit of itself and the Senior Term Loan Claimholders substantially in the form of Exhibit A hereto) to the terms of this Agreement; provided, further, however, that any such amendment, supplement, modification or Refinancing shall not, without the prior written consent of any Senior Agent (which it shall be authorized to consent to based upon an affirmative vote of Senior Claimholders holding a majority of the debt under the Senior Credit Agreements) contravene the restrictions set forth in the Senior Credit Agreements regarding any such amendment, supplement, modification or Refinancing in respect of the Junior Note Documents.

(c) Borrowers agree that any promissory note evidencing or security document securing the Junior Lien Obligations shall at all times include the following language (or language to similar effect approved by each Senior Agent):

“Anything herein to the contrary notwithstanding, the liens and security interests [securing the obligations evidenced by this promissory note] [granted pursuant to this agreement], the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement dated as of December 17, 2009, (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Wells Fargo Foothill, LLC, as Senior ABL Agent, Wells Fargo Foothill, LLC, as Senior Term Loan Agent, and Deutsche Bank Trust Company Americas, as Junior Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this [promissory note] [security agreement], the terms of the Intercreditor Agreement shall govern and control.”

5.4 Bailee for Perfection.

(a) Each Senior Agent and Junior Agent agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC, the PPSA, or other applicable law (such Collateral being referred to as the “Pledged Collateral”), as bailee and as a non-fiduciary agent for Junior Agent or any Senior Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC or possession or control under the PPSA), solely for the purpose of perfecting the security interest granted under the Junior Note Documents or the Senior Loan Documents, as applicable, subject to the terms and conditions of this Section 5.4; and each Senior Agent and Junior Agent hereby appoint each other Agent to act as its non-fiduciary agent for such purposes and each such Agent accepts such appointment. Unless and until the Discharge of the Senior Lien Obligations, Junior Agent agrees to promptly notify each Senior Agent of any Pledged Collateral held by it or by any Junior Claimholders, and, immediately upon the written request of any Senior Agent at any time prior to the Discharge of the Senior Lien Obligations, Junior Agent agrees to deliver to each Senior Agent any such Pledged Collateral held by it or by any Junior Claimholders, together with any necessary endorsements (or otherwise allow any Senior Agent to obtain possession or control of such Pledged Collateral). Each Senior Agent hereby agrees that upon the Discharge of the Senior Lien Obligations, to the extent that the applicable control agreement is in full force and effect and has not been terminated, such Senior Agent shall continue to act as such a bailee and non-fiduciary agent for Junior Agent (solely for the purpose of perfecting the security interest granted under the Junior Note Documents and at the expense of the Grantors) with respect to the deposit account or securities account that is the subject of such control agreement, until the earlier to occur of (x) 30 days after the date when the Discharge of the Senior Lien Obligations has occurred, and (y) the date when a control agreement is executed in favor of Junior Agent with respect to such deposit account or securities account.

(b) No Senior Agent shall have any obligation whatsoever to Junior Agent or any Junior Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any person except as expressly set forth in this Section 5.4. Junior Agent shall have no obligation whatsoever to any Senior Agent or any Senior Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any person except as expressly set forth in this Section 5.4. The duties or responsibilities of each Senior Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Senior Lien Obligations as provided in paragraph (d) of this Section 5.4. The duties or responsibilities of Junior Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 5.4.

(c) Any Senior Agent acting pursuant to this Section 5.4 shall not have by reason of the Senior Collateral Documents, the Junior Collateral Documents, or this Agreement a fiduciary relationship in respect of Junior Agent or any Junior Claimholder. Junior Agent acting pursuant to this Section 5.4 shall not have by reason of the Senior Collateral Documents, the Junior Collateral Documents, or this Agreement a fiduciary relationship in respect of any Senior Agent or Senior Claimholder.

(d) Upon the Discharge of Senior Lien Obligations, the Senior Agents shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to Junior Agent to the extent Junior Lien Obligations remain outstanding as confirmed in writing by Junior Agent, and, to the extent that Junior Agent confirms no Junior Lien Obligations are outstanding, second, to Borrowers to the extent no Senior Lien Obligations or Junior Lien Obligations remain outstanding (in each case, so as to allow such person to obtain possession or control of such Pledged Collateral).

5.5 When Discharge of Senior Lien Obligations Deemed to Not Have Occurred.

(a) If Borrowers enter into any Refinancing of the Senior Lien Obligations, then a Discharge of Senior Lien Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such Senior Lien Obligations shall be treated as Senior Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the applicable Senior Agent under the applicable Senior Loan Documents effecting such Refinancing shall be a Senior Agent for all purposes of this Agreement. Such Senior Agent under such Senior Loan Documents shall agree (in a writing addressed to Junior Agent for the benefit of itself and the Junior Claimholders substantially in the form of Exhibit A hereto) to be bound by the terms of this Agreement.

(b) If Borrowers enter into any Refinancing of the Junior Lien Obligations, then a Discharge of Junior Lien Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of such Junior Lien Obligations shall be treated as Junior Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and Junior Agent under the Junior Note Documents effecting such Refinancing shall be Junior Agent for all purposes of this Agreement. Junior Agent under such Junior Note Documents shall agree (in a writing addressed to each Senior Agent for the benefit of themselves and the Senior Claimholders substantially in the form of Exhibit A hereto) to be bound by the terms of this Agreement.

5.6 [Intentionally Omitted].

5.7 Injunctive Relief. Should any Junior Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, any Senior Agent or any Senior Claimholder may obtain relief against such Junior Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed by Junior Agent that (a) Senior Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each Junior Claimholder waives any defense that such Grantor and/or Senior Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Should any Senior Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, Junior Agent or any Junior Claimholder (in its or their own name or in the name of any Grantor) or any Grantor may obtain relief against such Senior Claimholder by injunction, specific performance, and/or other appropriate equitable relief, it being understood and agreed by Senior Claimholders that (i) Senior Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Senior Claimholder waives any defense that such Grantor and/or Junior Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Each Senior Agent and Junior Agent hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any Senior Agent or Senior Claimholders or Junior Agent or Junior Claimholders, as the case may be.

SECTION 6. Insolvency Proceedings.

6.1 Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

6.2 Financing. If any Grantor shall be subject to any Insolvency Proceeding and either Senior Agent consents to the use of post-filing/post-petition cash receipts or “cash collateral” (as such term is defined in Section 3 63(a) of the Bankruptcy Code) (collectively, “Cash Collateral”), on which such Senior Agent has a Lien or to permit any Grantor to obtain financing provided by any one or more Senior Claimholders under Section 364 of the Bankruptcy Code, any similar Bankruptcy Law or pursuant to an order granted in any Insolvency Proceeding granting a priority DIP lender’s or interim financing charge (such financing, a “DIP Financing”), then Junior Agent agrees that, subject to the terms and conditions set forth in Section 6.5(b), it will consent to such Cash Collateral use and will not be entitled to raise (and will not raise or support any Person in raising), but instead shall be deemed to have hereby irrevocably and absolutely waived, any objection, and shall not otherwise in any manner be entitled to oppose or will oppose or support any Person in opposing, such Cash Collateral use or such DIP Financing (including, except as provided below (including, without limitation, in Section 6.5(b)), any claim that the Junior Claimholders are entitled to Adequate Protection on account of their interests in the Junior Collateral as a condition thereto) and, to the extent the Liens securing the Senior Lien Obligations are discharged, subordinated to, or pari passu with such DIP Financing, Junior Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing; provided that Junior Agent may object to such DIP Financing if (a)

the sum of (i) the maximum aggregate principal amount of Indebtedness that may be outstanding from time to time under such DIP Financing plus, without duplication, (ii) the aggregate principal amount of loans and the aggregate face amount of Letters of Credit issued but not reimbursed under the Senior Credit Agreements (after giving effect to any closing with respect to such DIP Financing following the final hearing in respect thereof) exceeds the sum of (A) the Senior Lien Obligations Cap, plus (B) $20,000,000, (b) any such Cash Collateral use or DIP Financing compels any Grantor to seek confirmation of a specific Plan of Reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or DIP Financing documentation, (c) the terms of such DIP Financing or Cash Collateral use require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, or (d) the terms of such DIP Financing require such Junior Claimholders to extend additional credit pursuant to such DIP Financing. Junior Agent agrees that it shall not, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the Senior Lien Obligations without the consent of Senior Agents. If, in connection with any Cash Collateral use or DIP Financing, any Liens on the Collateral held by Senior Claimholders are subject to (i) a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, (ii) a court ordered priority administration charge to secure fees and expenses of the Grantor’s legal counsel and other professionals, the monitor and its legal counsel and other professionals or (iii) a court ordered priority directors’ and officers’ charge to secure indemnities given by the Grantors to their respective directors and officers and so long as the amount of such surcharge, claim, carve out, fees administration or directors’ and officers charge is reasonable under the circumstances, then the Liens on the Collateral of Junior Claimholders shall also be subordinated to such interest, claim, administration charge or directors’ and officers’ charge and shall remain subordinated to the Liens on the Collateral of Senior Claimholders consistent with this Agreement.

6.3 Section 363 Sales of Collateral and Releases of Liens securing Senior Lien Obligations. Except as otherwise set forth below, until the Discharge of Senior Lien Obligations has occurred, Junior Agent agrees that it will be deemed to have irrevocably, absolutely and unconditionally consented, and will not object or oppose a motion to Dispose of any Collateral free and clear of the Liens or other claims in favor of Junior Agent under Section 363 of the Bankruptcy Code, or pursuant to the terms of any other applicable Bankruptcy Law or court order in any Insolvency Proceeding, if the requisite Senior Claimholders under the Senior Credit Agreements have consented to such Disposition of such assets free and clear of their Liens, and such motion does not impair, subject to the priorities set forth in this Agreement, the rights of Junior Claimholders under Section 363(k) of the Bankruptcy Code, or pursuant to the terms of any other applicable Bankruptcy Law or court order in any Insolvency Proceeding, (so long as the right of the Junior Claimholders to offset its claim against the purchase price is only after the Discharge of Senior Lien Obligations has occurred) so long as (i) the interests of the Junior Creditors in the Collateral (and any post-petition assets subject to adequate protection liens, if any, in favor of Junior Agent) attach to the proceeds thereof on the same basis and priority as the other Liens securing the Junior Lien Obligations under this Agreement and (ii) the net cash proceeds of such sale or other disposition are being used to repay Senior Lien Obligations. Notwithstanding the foregoing, Junior Agent, on behalf of itself and the other Junior Creditors, may raise objections to any such Disposition of Collateral that could be raised by any creditor of the Grantors whose claims were not secured by any Liens on the Collateral so long as such objections are not based on the Junior Creditors’ status as secured creditors (for example, and without limitation, any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code or any comparable provision of any Bankruptcy Law cannot be raised by any Junior Claimholder).

6.4 Relief from the Automatic Stay. Until the Discharge of Senior Lien Obligations has occurred; Junior Agent agrees not to (a) seek (or support any other person seeking) relief from any automatic stay or any other applicable stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of each Senior Agent, unless (i) Senior Agents already have filed a motion (which remains pending) for such relief with respect to their interest in such Collateral and (ii) a corresponding motion, in the reasonable judgment of Junior Agent, must be filed solely for the purpose of preserving Junior Agent’s ability to receive residual distributions pursuant to Section 4.1, although Junior Claimholders shall otherwise remain subject to the applicable restrictions in Section 3.1 following the granting of any such relief from the automatic stay, or (b) oppose any request by any Senior Agent or any Senior Claimholder to seek relief from any automatic stay or any other applicable stay in any Insolvency Proceeding in respect of the Collateral.

6.5 Adequate Protection.

(a) In any Insolvency Proceeding involving a Grantor, until the Discharge of Senior Lien Obligations has occurred, Junior Agent agrees that no Junior Claimholder shall contest (or support any other person contesting) (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(i) any request by any Senior Agent or other Senior Claimholders for Adequate Protection; or

(ii) any objection by any Senior Agent or Senior Claimholders to any motion, relief, action, or proceeding based on such Senior Agent or Senior Claimholders claiming a lack of Adequate Protection.

(b) In any Insolvency Proceeding involving a Grantor:

(i) if any one or more Senior Claimholders are granted Adequate Protection in the form of an additional Lien or a replacement Lien (on existing or future assets of Grantors) in connection with any DIP Financing or use of Cash Collateral, then each Senior Agent agrees that Junior Agent shall also be entitled to seek, without objection from Senior Claimholders, Adequate Protection in the form of an additional Lien or a replacement Lien (on such existing or future assets of Grantors), which additional or replacement Lien of the Junior Agent, if obtained, shall be subordinate to the Liens securing the Senior Lien Obligations (including those under a DIP Financing) on the same basis as the other Liens securing the Junior Lien Obligations are subordinate to the Senior Lien Obligations under this Agreement;

(ii) if any one or more Junior Claimholders are granted Adequate Protection in the form of an additional Lien or a replacement Lien (on existing or future assets of Grantors), then Junior Agent agrees that any Senior Agent shall also be entitled to seek, without objection from Junior Claimholders, an Adequate Protection Lien on existing or future assets of Grantors as security for the Senior Lien Obligations and that any Adequate Protection Lien on such existing or future assets securing the Junior Lien Obligations shall be subordinated to the Lien on such assets securing the Senior Lien Obligations on the same basis as the other Liens securing the Junior Lien Obligations are subordinated to the Senior Lien Obligations under this Agreement;

(iii) consistent with the foregoing provisions in this Section 6.5, in any Insolvency Proceeding, no Junior Claimholder shall be entitled (and each Junior Claimholder shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right) to seek or otherwise be granted any type of Adequate Protection with respect to its interests in the Junior Collateral (except as expressly set forth above in this Section 6.5 or as may otherwise be consented to in writing by each Senior Agent with respect to such Collateral in its sole and absolute discretion); and

(iv) nothing herein shall limit the rights of any Senior Agent or Senior Claimholders to seek Adequate Protection with respect to their rights in the Senior Collateral in any Insolvency Proceeding (including Adequate Protection in the form of a cash payment, periodic cash payments or otherwise) so long as such request is not otherwise inconsistent with this Agreement.

(c) Neither Junior Agent nor any other Junior Claimholder shall object to, oppose, or challenge any claim by any Senior Agent or any Senior Claimholder for allowance in any Insolvency Proceeding of Senior Lien Obligations consisting of post-petition interest, fees, or expenses.

(d) No Senior Agent nor any other Senior Claimholder shall object to, oppose, or challenge any claim by Junior Agent or any Junior Claimholder for allowance in any Insolvency Proceeding of Junior Lien Obligations consisting of post-petition interest, fees, or expenses.

6.6 Section 1111(b) of the Bankruptcy Code. Junior Agent, for itself and on behalf of Junior Claimholders, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Claimholder to make an election under Section 1111(b)(2) of the Bankruptcy Code. Junior Agent, for itself and on behalf of Junior Claimholders, waives any claim it may hereafter have against any Senior Claimholder arising out of the election by any Senior Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code.

6.7 No Waiver. Subject to Sections 3.1(a) and 6.5(b), until the Discharge of Senior Lien Obligations has occurred, nothing contained herein shall prohibit or in any way limit any Senior Agent or any Senior Claimholder from objecting in any Insolvency Proceeding involving a Grantor to any action taken by Junior Agent or any Junior Claimholders, including the seeking by Junior Agent or any Junior Claimholders of Adequate Protection or the assertion by Junior Agent or any Junior Claimholders of any of its rights and remedies under the Junior Note Documents.

6.8 Avoidance Issues. If any Senior Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Grantor any amount paid in respect of Senior Lien Obligations (a “Recovery”), then such Senior Claimholders shall be entitled to a reinstatement of Senior Lien Obligations with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement and to the extent (a) the Senior ABL Cap was decreased in connection with such payment of the Senior ABL Obligations, the Senior ABL Cap shall be increased to such extent, or (b) the Senior Term Loan Cap was decreased in connection with such payment of the Senior Term Loan Obligations, the Senior Term Loan Cap shall be increased to such extent.

6.9 Plan of Reorganization.

(a) If, in any Insolvency Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of Senior Lien Obligations and on account of Junior Lien Obligations, then, to the extent the debt obligations distributed on account of the Senior Lien Obligations and on account of the Junior Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) Junior Claimholders shall not propose or support any Plan of Reorganization that is inconsistent with the priorities or other provisions of this Agreement.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. (a) Other than any reliance on the terms of this Agreement, Senior ABL Agent acknowledges that it and such Senior ABL Claimholders have and Senior Term Loan Agent acknowledges that it and such Senior Term Loan Claimholders have, independently and without reliance on Junior Agent or any Junior Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Senior Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable Senior Credit Agreement or this Agreement.

(b) Other than any reliance on the terms of this Agreement, Junior Agent acknowledges that it and Junior Claimholders have, independently and without reliance on any Senior Agent or any Senior Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Junior Note Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Junior Note Documents or this Agreement.

7.2 No Warranties or Liability. Each Senior Agent acknowledges and agrees that each of Junior Agent and Junior Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Junior Note Documents, (other than this Agreement, to the extent provided in Section 8) the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Junior Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Junior Note Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Junior Agent acknowledges and agrees that no Senior Agent and no Senior Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Senior Loan Documents, (other than this Agreement, to the extent provided in Section 8), the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, Senior Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Senior Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as provided herein, Junior Agent and Junior Claimholders shall have no duty to any Senior Agent or any Senior Claimholders, and no Senior Agent and no Senior Claimholders shall have any duty to Junior Agent or any Junior Claimholders, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Senior Loan Documents and the Junior Note Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of Senior Claimholders, any Senior Agent or any of them to enforce any provision of this Agreement or any Senior Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Senior Claimholder or any Senior Agent, or by any noncompliance by any person with the terms, provisions, and covenants of this Agreement, any of the Senior Loan Documents or any of the Junior Note Documents, regardless of any knowledge thereof which any Senior Agent or Senior Claimholders, or any of them, may have or be otherwise charged with.

(b) No right of Junior Claimholders, Junior Agent or any of them to enforce any provision of this Agreement or any Junior Note Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Junior Claimholder or Junior Agent, or by any noncompliance by any person with the terms, provisions, and covenants of this Agreement, any of the Junior Note Documents or any of the Senior Loan Documents, regardless of any knowledge thereof which Junior Agent or Junior Claimholders, or any of them, may have or be otherwise charged with.

(c) Without in any way limiting the generality of Section 7.3(a) (but subject to any rights of Grantors under the Senior Loan Documents and subject to the provisions of Section 5.3(a)), Senior Claimholders, any Senior Agent and any of them may, at any time and from time to time in accordance with the Senior Loan Documents and/or applicable law, without the consent of, or notice to, Junior Agent or any Junior Claimholders, without incurring any liabilities to Junior Agent or any Junior Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of Junior Agent or any Junior Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following without the prior written consent of Junior Agent:

(i) change the manner, place, or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the Senior Lien Obligations or any Lien on any Senior Collateral or guarantee thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Senior Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Liens held by any Senior Agent or any Senior Claimholders, the Senior Lien Obligations, or any of the Senior Loan Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Senior Collateral or any liability of any Grantor to Senior Claimholders or any Senior Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Senior Lien Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Senior Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other person, elect any remedy and otherwise deal freely with any Grantor or any Senior Collateral and any security and any guarantor or any liability of any Grantor to Senior Claimholders or any liability incurred directly or indirectly in respect thereof.

(d) Without in any way limiting the generality of Section 7.3(a) (but subject to any rights of Grantors under the Junior Note Documents and subject to the provisions of Section 5.3(b)), Junior Claimholders, Junior Agent and any of them may, at any time and from time to time in accordance with the Junior Note Documents and/or applicable law, without the consent of, or notice to, any Senior Agent or any Senior Claimholders, without incurring any liabilities to any Senior Agent or any Senior Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of Junior Agent or any Junior Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following without the prior written consent of any Senior Agent:

(i) change the manner, place, or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the Junior Lien Obligations or any Lien on any Junior Collateral or guarantee thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Junior Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Liens held by Junior Agent or any Junior Claimholders, the Junior Lien Obligations, or any of the Junior Note Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Junior Collateral or any liability of any Grantor to Junior Claimholders or Junior Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Junior Lien Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Junior Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other person, elect any remedy and otherwise deal freely with any Grantor or any Junior Collateral and any security and any guarantor or any liability of any Grantor to Junior Claimholders or any liability incurred directly or indirectly in respect thereof.

(e) Except as otherwise provided in this Agreement, Junior Agent also agrees that Senior Claimholders and each Senior Agent shall have no liability to Junior Agent or any Junior Claimholders, and Junior Agent hereby waives any claim against any Senior Claimholder or any Senior Agent, arising out of any and all actions which Senior Claimholders or any Senior Agent may, pursuant to and not in contravention of the terms hereof, take, permit or omit to take with respect to:

(i) the Senior Loan Documents;

(ii) the collection of the Senior Lien Obligations; or

(iii) the enforcement, sale, liquidation, foreclosure upon or other disposition of, or the failure to enforce, sell, liquidate, foreclose upon or otherwise dispose of, any Senior Collateral. Except as otherwise provided in this Agreement, Junior Agent agrees that no Senior Claimholders and no Senior Agent have any duty to them in respect of the maintenance or preservation of the Senior Collateral, the Senior Lien Obligations, or otherwise.

(f) Until the Discharge of Senior Lien Obligations, Junior Agent and the Junior Claimholders agree not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead, or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. For so long as this Agreement is in full force and effect, all rights, interests, agreements and obligations of any Senior Agent and Senior Claimholders and Junior Agent and Junior Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Loan Documents or any Junior Note Documents;

(b) except as otherwise expressly restricted in this Agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the Senior Lien Obligations or Junior Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Loan Document or any Junior Note Document;

(c) except as otherwise expressly restricted in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lien Obligations or Junior Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of any Senior Agent, the Senior Lien Obligations, any Senior Claimholder, Junior Agent, the Junior Lien Obligations or any Junior Claimholder in respect of this Agreement.

SECTION 8. Representations and Warranties.

8.1 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

(c) the execution, delivery, and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, amalgamation or other constitutive documents or by-laws of such party or any order of any Governmental Authority or any provision of any indenture, agreement, declaration or other instrument binding upon such party.

8.2 Representations and Warranties of Each Agent. Each Senior Agent and Junior Agent each represents and warrants to the other that it has been authorized by Senior Lenders or Junior Creditors, as applicable, under the Senior Credit Agreements or the Junior Debt Agreement, as applicable, to enter into this Agreement and that each of the agreements, covenants, waivers, and other provisions hereof is valid, binding, and enforceable against the Senior Lenders or Junior Creditors, as applicable, as fully as if each such Person had duly executed this Agreement.

SECTION 9. Miscellaneous.

9.1 Conflicts. The Senior ABL Agent, on behalf of the Senior ABL Claimholders, the Senior Term Loan Agent, on behalf of the Senior Term Loan Claimholders, and the Junior Agent, on behalf of the Junior Claimholders, agree that, as between the Senior Claimholders and the Junior Claimholders, in the event of any conflict between the provisions of this Agreement and the provisions of any of the Senior Loan Documents or any of the Junior Note Documents, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and Senior Claimholders may continue, at any time and without notice to Junior Agent or any Junior Claimholder, to extend credit and other financial accommodations to or for the benefit of any Grantor constituting Senior Lien Obligations in reliance hereof. Junior Agent hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver, interim receiver, receiver and manager, trustee-in-bankruptcy, liquidator, administrator or other similar Person for such Grantor in any Insolvency Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to each Senior Agent, Senior Claimholders, and the Senior Lien Obligations, on the date of the Discharge of Senior Lien Obligations; and

(b) with respect to Junior Agent, Junior Claimholders, and the Junior Lien Obligations, on the date of the Discharge of Junior Lien Obligations.

9.3 Amendments; Waivers. No amendment, modification, or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

9.4 Information Concerning Financial Condition of the Loan Parties and their Respective Subsidiaries. Senior Agents and Senior Claimholders, on the one hand, and Junior Claimholders and Junior Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Loan Parties and their respective subsidiaries and all endorsers or guarantors of the Senior Lien Obligations or the Junior Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Lien Obligations or the Junior Lien Obligations. No Senior Agent and no Senior Claimholder shall have any duty to advise Junior Agent or any Junior Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. Junior Agent and Junior Claimholders shall have no duty to advise any Senior Agent or any Senior Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event any Senior Agent or any Senior Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to Junior Agent or any Junior Claimholder, it or they shall be under no obligation:

(a) to make, and no Senior Agent or Senior Claimholders shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5 Subrogation. To the extent of any payments or distributions in cash, property, or other assets that any Junior Claimholders or Junior Agent pays over to any Senior Agent or Senior Claimholders under the terms of this Agreement, Junior Claimholders and Junior Agent shall be subrogated to the claims of Senior Agents and Senior Claimholders; provided, however, that, Junior Agent hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lien Obligations has occurred. Any payments or distributions in cash, property or other assets received by Junior Agent or Junior Claimholders that are paid over to any Senior Agent or Senior Claimholders pursuant to this Agreement shall not reduce any of the Junior Lien Obligations.

9.6 SUBMISSION TO JURISDICTION; WAIVERS.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS;

(ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.7; AND

(iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO (INCLUDING THE LOAN PARTIES ON BEHALF OF ITSELF AND THEIR SUBSIDIARIES) HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6(b) AND EXECUTED BY EACH SENIOR AGENT AND JUNIOR AGENT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7 Notices. All notices to Junior Claimholders and Senior Claimholders permitted or required under this Agreement shall also be sent to Junior Agent and each Senior Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or 3 Business Days after depositing it in the mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as designated on Exhibit B attached hereto or as may be otherwise designated by such party in a written notice to all of the other parties.

9.8 Further Assurances. Each Senior Agent and Junior Agent agree to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Senior Agent or Junior Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement, all at the expense of Borrowers.

9.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.10 Binding on Successors and Assigns. This Agreement shall be binding upon each Senior Agent, Senior Claimholders, Junior Agent, Junior Claimholders, and their respective successors and assigns.

9.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.13 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of Senior Claimholders and Junior Claimholders. In no event shall any Grantor be a third party beneficiary of this Agreement.

9.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of each Senior Agent and Senior Claimholders on the one hand and Junior Agent and Junior Claimholders on the other hand. No Grantor or any other creditor thereof shall have any rights hereunder and no Grantor may rely on the terms hereof. Nothing in this Agreement shall impair, as between Grantors and any Senior Agent and Senior Claimholders, or as between Grantors and Junior Agent and Junior Claimholders, the rights of the Grantors under, or the obligations of Grantors to pay principal, interest, fees and other amounts as provided in, the Senior Loan Documents and the Junior Note Documents, respectively.

9.15 Patriot Act Compliance. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act Deutsche Bank, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Agreement agree that they will provide Deutsche Bank with such information as it may request in order for Deutsche Bank to satisfy the requirements of the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLS FARGO FOOTHILL, LLC,
a Delaware limited liability company, as Senior ABL Agent

By:	/s/ Amy L. Newman
Name:	Amy L. Newman
Title:	Vice President

WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as Senior Term Loan Agent

By:	/s/ Amy L. Newman
Name:	Amy L. Newman
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Junior Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Cynthia J. Powell
Name:	Cynthia J. Powell
Title:	Vice President

By:	/s/ David Contino
Name:	David Contino
Title:	Vice President

ACKNOWLEDGMENT

The Grantors each hereby acknowledge that they have received a copy of the foregoing Intercreditor Agreement and consent thereto, agree to recognize all rights granted thereby to each Senior Agent, Senior Claimholders, Junior Agent, and Junior Claimholders, and will not do any act or perform any obligation the effect of which would result in a breach of the agreements set forth in the Intercreditor Agreement, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that the foregoing shall not impair the rights of any Grantor under the Senior Credit Agreements, the Senior Collateral Documents, the Junior Debt Agreement or the Junior Collateral Documents and, for the avoidance of doubt, no amendment, restatement, supplement or other modification of any provision of the Intercreditor Agreement after December 17, 2009 shall impair any right or change, modify or increase any obligation of any Grantor under any Senior Credit Agreement, any Senior Collateral Document, any Junior Debt Agreement or any Junior Collateral Document, without the consent of such Grantor. The Grantors and each of the Grantors’ undersigned Subsidiaries each further acknowledge and agree that they are not an intended beneficiary or third party beneficiary under the foregoing Intercreditor Agreement, as amended, restated, supplemented or otherwise modified from time to time.

[signatures on following pages]

ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE:

BUMBLE BEE FOODS, LLC,
a Delaware limited liability company

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President and Chief Financial Officer

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY, a Nova Scotia unlimited company

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Treasurer

CONNORS BROS. HOLDINGS, L.P.
a Delaware limited partnership,

By:	CB Holdings GP, LLC
its General Partner

By:	/s/ John Stiker
Name:	John Stiker
Title:	Vice President and Secretary

CLOVER LEAF DUTCH HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President and Chief Financial Officer

STINSON SEAFOOD (2001), INC.,
a Delaware corporation

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President and Chief Financial Officer

BUMBLE BEE HOLDINGS, INC., formerly known as Castleberry’s Food Company, a Georgia corporation

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President and Chief Financial Officer

BUMBLE BEE CAPITAL CORP.,
a Delaware corporation

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President and Chief Financial Officer

BUMBLE BEE INTERNATIONAL (PR), INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President

BB ACQUISITION (PR), L.P., a Delaware limited partnership

By:	Bumble Bee International (PR), Inc.
its General Partner

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Executive Vice President

CLOVER LEAF HOLDINGS COMPANY,
a Nova Scotia, unlimited company

By:	/s/ Kent McNeil
Name:	Kent McNeil
Title:	Treasurer

CLOVER LEAF SEAFOOD COÖPERATIEF U.A.,
a cooperative association incorporated under the laws of the Netherlands

By:	/s/ John Stiker
John Stiker
Authorized Person

CLOVER LEAF SEAFOOD B.V., a private company with limited liability, incorporated under the laws of the Netherlands

By:	/s/ John Stiker
John Stiker
Authorized Person

CLOVER LEAF SEAFOOD 2 B.V., a private company with limited liability, incorporated under the laws of the Netherlands

By:	/s/ John Stiker
John Stiker
Authorized Person

6162410 CANADA LIMITED,
a corporation formed under the federal laws of Canada

By:	/s/ Gary Ware
Name:	Gary Ware
Title:	Treasurer

K.C.R. FISHERIES LTD., a corporation formed under the laws of New Brunswick

By:	/s/ Gary Ware
Name:	Kent McNeil
Title:	Vice President and Treasurer

EXHIBIT A

ACKNOWLEDGMENT

Reference is hereby made to the Intercreditor Agreement dated as of December 17, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among the Agents referred to therein, to which this Acknowledgment is attached. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned, in its capacity as [a Senior Agent] [Junior Agent] hereby acknowledges the terms and conditions of the Agreement and agrees to be bound thereby.

SUCCESSOR [SENIOR AGENT] [JUNIOR AGENT]:

By:
Name:
Title:

EXHIBIT B

Notice Addresses

If to Junior Agent:	DEUTSCHE BANK TRUST COMPANY AMERICAS Trust & Securities Services 60 Wall Street, MS NYC60-2710 New York, New York 10005 Attn: Corporates Team Deal Manager - Bumble Bee Fax No.: (732) 578-4635

with copies to:

DEUTSCHE BANK TRUST COMPANY AMERICAS

c/o Deutsche Bank National Trust Company Trust & Securities Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311-3901

Attn: Corporates Team Deal Manager - Bumble Bee

Fax No.: (732) 578-4635

If to Senior ABL Agent:	WELLS FARGO FOOTHILL, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attn: Business Finance Manager Fax No.: (310) 453-7413

If to Senior Term Loan Agent:	WELLS FARGO FOOTHILL, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attn: Business Finance Manager Fax No.: (310) 453-7413

in each case with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 515 S. Flower Street Twenty-Fifth Floor Los Angeles, California 90071 Attn: John Francis Hilson, Esq. Fax No.: (213) 627-0705